Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OPKO Health, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	30,000,000 shares	$1.84	$55,200,000	$110.20 per $1,000,000	$6,083.04
Total Offering Amounts					$55,200,000		$6,083.04
Total Fee Offsets(3)							—
Net Fee Due							$6,083.04

(1)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of OPKO Health, Inc. (the “Registrant”) that become issuable under the OPKO Health, Inc. 2016 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq Global Select Market on May 9, 2023.

(3)         The Registrant does not have any fee offsets.